Exhibit 4(g)

ALLSTATE LIFE INSURANCE COMPANY

3100 SANDERS ROAD

NORTHBROOK, IL 60062

ENHANCED DOLLAR COST AVERAGING SCHEDULE SUPPLEMENT

Annuity Number: [XXXXX]

Effective Date of the Rider: [Issue Date of the Annuity]

Minimum Guaranteed Interest Rate: [3]%

Initial Interest Rate Credited as of the Effective Date of the Rider:

Duration	Daily Equivalent of the Following Annual Rate
[DCA 6 Month]	[3.50	]%

[Please note that the information and interest rate(s) shown above are effective only as of the Effective Date of this Rider. Any post-Issue Date elections or interest rate changes will not be reflected in this Schedule Supplement, but will be confirmed in a separate report we will send to you.]

Minimum Monthly Transfer Amount: $[100]